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                                                                  EXHIBIT 10.59

                              EMPLOYMENT AGREEMENT
                                (Mark J. Miller)


THIS AGREEMENT is by and between Value City Department Stores, Inc. ("Company") and Mark J. Miller ("Executive"), and is effective as of the date it has been fully executed by both parties.

Company agrees to employ Executive as Executive Vice President and Chief Operating Officer-Home ("EVP"), and Executive accepts such employment and appointment and agrees to serve Company subject to the general supervision, advice and direction of Company's President, and upon the following terms and conditions:

1. Position and Duties. Effective July 12, 1999, Executive shall be employed as Executive Vice President and Chief Operating Officer-Home Products, with such authority and duties as are customary for this position, and shall perform such other services and duties as the Chief Executive Officer and/or President may from time to time designate.

     1.1. Executive agrees to devote his full business time, best efforts, and undivided attention to the business and affairs of Company, except for any vacations, illness, or disability. Executive shall not engage in any other businesses that would interfere with his duties, provided that nothing contained herein is intended to limit Executive's right to make passive investments in the securities of publicly-owned companies or other businesses which will not interfere or conflict with his duties hereunder.

     1.2. Executive agrees that he shall at all times observe and be bound by all rules, policies, practices, and resolutions heretofore or hereafter adopted in writing by the Company which are generally applicable and provided to Company's officers and employees and which do not otherwise conflict with this Agreement.

2. Term. This Agreement shall terminate three years from Executive's first date of employment unless sooner terminated as provided herein; provided, however, that this Agreement shall be extended automatically for successive 12-month periods unless either party notifies the other of an intent to terminate, in writing, at least 60 calendar days prior to the date of automatic extension.

3.   Compensation.

     3.1. Base Salary. Company shall pay Executive an annual base salary of $432,000 as compensation for his services hereunder, payable in equal installments in accordance with Company's payroll practices for executive employees. Executive's base salary may be increased annually at Company's sole discretion.

     3.2. Bonus. Executive will be eligible to receive an annual performance bonus targeted at 60% of his base salary. This bonus shall be calculated based on agreed-upon, Board-approved, pre-determined performance targets and measures set prior to the end of each fiscal year. Any performance bonus due will be paid within 120 calendar days after the close of Company's fiscal year and completion of an outside audit by Company's then current outside audit firm.

     3.3. Signing Incentive. Within five business days after the effective date of this Agreement, Company shall pay him a signing incentive of $250,000, which shall be grossed up for tax purposes. Executive agrees that he shall reimburse Company this amount in full if any of the following occur: (i) he fails to start as agreed upon; (ii) he does not relocate to Columbus, OH and make it his primary residence within 90 days of his employment, or (iii) he voluntarily resigns within the first 12 months of his employment. (The term "grossed up" as used in this Agreement refers to a payment to Executive in an amount that, after reduction for any income or excise taxes due, is equal to the net amount payable.)

     3.4. Stock Grant. Subject to the Board's approval, Executive shall receive a restricted stock grant of 50,000 shares. Said grant shall be subject to exercise in accordance with Company's "Restricted Stock Agreement" typically used for executives.





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     3.5. Stock Options. Subject to the Board's approval, Executive shall receive a non-qualified option to purchase 75,000 shares of common stock of the Company. All options granted hereunder shall be priced and subject to exercise in accordance with Company's "1991 Stock Option Plan" (as amended or revised with Board approval).

     3.6. Loan. On Executive's first day of employment, Company agrees to loan him the sum of $250,000 and Executive agrees to sign a "Promissory Note" for the same. This loan shall be paid back to Company in accordance with the terms set forth in the Promissory Note (i.e, in equal yearly installments along with accrued interest on the anniversary date of Executive's employment); provided, however, that if Executive voluntarily resigns, this loan shall become due and payable in full within 30 days along with all accrued interest.

     3.7. Vacation. Executive shall be entitled to vacation commensurate with other Company executives. The dates of said vacations must be mutually agreed upon by Company's President.

     3.8. Business Expenses. Company shall pay, advance or reimburse Executive for all normal and reasonable business-related expenses, including travel expenses, incurred in the performance of his duties on the same basis as paid to other executives. Company shall furnish Executive with company credit cards provided to other executives for use solely in the performance of his duties.

     3.9. Car. Company will pay Executive a car allowance sufficient to cover the annual lease of a Range Rover such as that currently driven by Executive, which sum shall be grossed up for tax purposes and paid in regular increments along with Executive's salary.

     3.10. Taxes. The compensation provided to Executive hereunder is subject to any withholdings and deductions required by any applicable tax laws.

     3.11. Benefit Plans. Executive is entitled to participate in any deferred compensation or other employee benefit plans, including any profit sharing or 401(k) plans; group life, health, hospitalization and disability insurance plans; deferred compensation plan; annual executive physical; discount privileges; and other employee welfare benefits made available generally to, and under the same terms as, Company's executives.

4.   Living/Commuting Expenses and Relocation.

     4.1. Company will pay Executive's temporary living expenses in Columbus, OH for up to 90 days. Thereafter, Executive agrees to relocate to Columbus, OH. The parties may mutually agree to extend this time period, so long as such agreement is in writing and signed by both parties.

     4.2. Company will pay Executive's round-trip commuting expenses to California up to eleven times per year in order for Executive to see his family; provided, however, that Executive will use his best efforts to combine such trips with a business purpose. However, if the parties mutually agree to extend the time period set forth in paragraph 4.1., the number of trips set forth in this paragraph may be reduced as mutually agreed upon by the parties, so long as such agreement is in writing and signed by both parties.

     4.3. Company will pay for Executive to relocate to the Columbus, OH area. Executive agrees to handle relocation in accordance with Company's "Tier One Relocation Package," a copy of which is attached hereto. Company agrees to reimburse Executive, after submission of the appropriate expense reports and receipts, for the reasonable out-of-pocket expenses related to said relocation. In addition, if Executive decides to relocate his children to the Columbus, OH area during the first 24 months of this Agreement, or thereafter as mutually agreed upon by the parties, Company agrees to pay for their relocation as well.

     4.4. If any of these expenses are determined to be taxable, they will be grossed up.



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5.   Executive's Obligations.

     5.1. Confidential Information. Executive agrees that during and after his employment, any "confidential information" as defined below shall be held in confidence and treated as proprietary to Company. Executive agrees not to use or disclose any confidential information except to promote and advance the business interests of Company. Executive agrees that upon his separation from employment, for any reason whatsoever, he shall not take or copy, and shall immediately return to Company, any documents that constitute or contain confidential information. "Confidential information" includes, but is not limited to, any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties and any other confidential information regarding the business, operations, properties or personnel of Company which are disclosed to or learned by Executive as a result of his employment, but shall not include his personal personnel records. Confidential information shall not include any information that (i) Executive had in his possession prior to his first performing services for Company; (ii) becomes a matter of public knowledge thereafter through sources independent of Executive; (iii) is disclosed by Company without restriction on its use; or (iv) is required to be disclosed by law or governmental order or regulation.

     5.2. Solicitation.

          5.2.1. Employees. Executive agrees that during his employment and for two years after the end of his employment, for any reason, he shall not, directly or indirectly, solicit Company's employees to leave their employment; he shall not employ or seek to employ them; and, he shall not cause or induce any of Company's competitors to solicit or employ Company's employees.

          5.2.2. Third Parties. Executive agrees that during his employment and for two years following the end of his employment, for any reason, he shall not, either directly or indirectly, recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor or any other person having a business relationship with Company to discontinue or reduce the extent of such relationship except in the course of his duties pursuant to this Agreement and with the good faith objective of advancing Company's business interests.

     5.3. Noncompetition. Executive agrees that if his employment ends for any reason, for 12 months thereafter or through the remainder of this Agreement, whichever period is longer, he shall not, either directly or indirectly, accept employment with, act as a consultant to, or otherwise perform the same services (which shall be determined regardless of job title) for any business that directly competes with Company's business, which shall be understood as the sale of discount and off-price merchandise (including shoes and accessories).

     5.4. Cooperation.

          5.4.1. With Company. Executive agrees to cooperate with Company during the course of all third-party proceedings arising out of Company's business about which Executive has knowledge or information. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, and lawsuits (including pre-trial discovery). For purposes of this paragraph, cooperation includes, but is not limited to, Executive's making himself available for interviews, meetings, depositions, hearings, and/or trials without the need for subpoena or assurances by Company, providing any and all documents in his possession that relate to the proceeding, and providing assistance in locating any and all relevant notes and/or documents.

          5.4.2. With Third Parties. Executive agrees to communicate with, or give statements to, third parties relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests.


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          5.4.3. With Media. Executive agrees to communicate with, or give statements to, any member of the media (print, television or radio) relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests.

     5.5. Remedies. Executive agrees that any disputes under paragraph 5 shall not be subject to arbitration. If Executive breaches paragraph 5, the damage will be substantial, although difficult to quantify, and money damages may not afford Company an adequate remedy; therefore, if Employee breaches or threatens to breach this paragraph, Company shall be entitled, in addition to other rights and remedies, to specific performance, injunctive relief and other equitable relief to prevent or restrain such conduct.

6.   Termination and Related Benefits.

     6.1. Death. This Agreement shall terminate automatically upon Executive's Death, and Company shall pay his surviving spouse, or if he leaves no spouse, his estate, any base salary earned by Executive, and any rights or benefits that have vested.

     6.2. Permanent Disability. Upon Executive's permanent disability, Company shall have the right to terminate this Agreement immediately with written notice. For these purposes, permanent disability shall mean that Executive fails to perform his duties on a full-time basis for a period of more than 90 calendar days during any 12-month period, due to a physical or mental disability or infirmity. If this Agreement is terminated due to Executive's permanent disability, Company shall pay Executive any base salary earned and any rights or benefits that have vested.

     6.3. Termination by Company.

          6.3.1. At End of Term. Company may terminate this Agreement at the end of its term or any extension of this Agreement by giving 60 calendar days' written notice to Executive. Company may, in its sole discretion, require Executive to cease active employment and pay out the 60-day notice period. Company shall thereafter have no obligations or liabilities under this Agreement, unless otherwise provided herein.

          6.3.2. During the Term. Except as provided below in paragraph 6.3.3., Company may terminate this Agreement during its term, for any reason, upon 30 days' written notice to Executive. Company may, in its sole discretion, require Executive to cease active employment immediately. In the event of such a termination, Company shall have the following obligations:

     Pay Executive his base salary for 18 months, with either being payable in the form of salary continuation or in a lump sum (subject to present value calculation), at Company's sole discretion;

     (ii) Provide health benefits (excluding disability and life insurance) during the period of salary continuation or, if a lump sum payment is made, during the period that Executive's salary would have been continued) under the same terms as provided to other Company executives;

     (iii) Executive's restricted stock shall be exercisable in accordance with Executive's "Restricted Stock Agreement" and his stock options shall be exercisable in accordance with Company's "Stock Option Plan;" and

     (iv) Company shall thereafter have no further obligations or liabilities under this Agreement, unless otherwise provided herein.

          6.3.3. For Cause. Company may terminate this Agreement during its term if it has "cause" to do so. For purposes of this paragraph, the term "cause" means the following:

     (i)  violation of laws and regulations governing Company;


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     (ii) failure to substantially comply with any material terms of this
          Agreement, provided Company shall make a written demand for substantial compliance setting forth the specific reason(s) for same and Executive shall have 60 days to cure, if possible;

    (iii) breach of fiduciary duties;

     (iv) damage, misrepresentation, or dishonesty which Company determines has had or is likely to have a material adverse effect upon Company's operations, assets, reputation, or financial conditions; or

     (v)  breach of any stated material employment policy of Company.

Executive may have an opportunity to be heard by the Board prior to a termination for cause. In the event of termination for cause, Company's obligations hereunder cease on Executive's last day of active employment, unless otherwise provided herein.

          6.3.4. Method of Payment. Executive agrees that Company shall have the option of paying the present value of any amount(s) due under this paragraph in a lump sum or in the form of salary continuation, but in no event shall such payout period exceed the remainder of the term of this Agreement. Present value shall be calculated based upon National City Bank's prime interest rate.

     6.4. Termination by Executive.

          6.4.1. At End of Term. Executive may terminate this Agreement at the end of its term or any extension of this Agreement by giving 60 calendar days' written notice to Company's President. Company may, in its sole discretion, accept Executive's termination effective immediately; provided, however, that it shall continue to pay Executive for 60 calendar days. Company shall thereafter have no obligations to Executive under this Agreement.

          6.4.2. Voluntary Resignation. Executive may terminate this Agreement by his voluntary resignation. Executive shall give at least 60 calendar days' written notice of his intention to resign to Company's President, which Company may accept immediately. In the event of Executive's resignation, Company will have no further obligations or liability hereunder.

     6.5. Salary Due at Termination. In the event of any termination of Executive's employment under this Agreement, Executive (or his estate) shall be paid any unpaid portion of his salary that has accrued by virtue of his employment during the period prior to termination, and any unpaid, declared bonus, together with any unpaid business expenses properly incurred under this Agreement prior to termination.

7. Arbitration. Unless stated otherwise herein, the parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Executive's employment with Company. The parties intend that any arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. This paragraph shall survive the termination or expiration of this Agreement.

     7.1. Arbitration shall be held in Columbus, Ohio, and shall be conducted by a retired federal judge or other qualified arbitrator mutually agreed upon by the parties in accordance with the Voluntary Arbitration Rules of the American Arbitration Association then in effect. The parties shall have the right to conduct discovery pursuant the Federal Rules of Civil Procedure; provided, however, that the Arbitrator shall have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The Arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof. The Arbitrator's sole authority in this regard shall be to interpret or apply any provision(s) of this Agreement. The Arbitrator shall be limited to awarding compensatory damages, including unpaid wages or benefits, but shall have no authority to award punitive, exemplary or similar-type damages.


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     7.2. Any claim or controversy not sought to be submitted to arbitration, in writing, within 120 days of when it arose shall be deemed waived and the moving party shall have no further right to seek arbitration or recovery with respect to such claim or controversy.

     7.3. The arbitrator shall be entitled to award expenses, including the costs of the proceeding, and reasonable counsel fees.

     7.4. The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement, except as otherwise provided herein in paragraph 5, and that the decision of the Arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

8.   General Provisions.

     8.1. The parties agree that the covenants and promises set forth in paragraphs 5, 6 and 7 shall survive the termination of this Agreement and continue in full force and effect.

     8.2. Except as otherwise provided in paragraph 7.2 above, failure to insist upon strict compliance with any term hereof shall not be considered a waiver of any such term.

     8.3. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and legal holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or legal holiday, then such final day shall be deemed to be the next day which is not a Saturday, Sunday, or legal holiday.

     8.4. Executive represents and warrants to Company that he is not now under, or bound to be under in the future, any obligation to any person, firm or corporation which is or would be inconsistent or in conflict with this Agreement, or that would prevent, limit, or impair in any way the performance of his obligations hereunder.

     8.5. This Agreement, along with any other document or policy or practice referenced herein (which are collectively referred to as "Agreement" herein), contain the entire agreement of the parties regarding Executive's employment and supersede any prior written or oral agreements or understandings relating to the same. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of both parties.

     8.6. Once signed by both parties, this Agreement shall be binding upon and shall inure to the benefit of the heirs, successors, and assigns of the parties.

     8.7. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provisions of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

     8.8. The validity, construction, and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.

     8.9. Any written notice required or permitted hereunder shall be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company's President at Company's then principal office, or to Executive at his most recent home address. Notices are effective upon receipt.

     8.10. The rights of Executive under this Agreement shall be solely those of an unsecured general creditor of Company.



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     8.11. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement consisting of nine pages.

                                   EXECUTIVE

                                   /s/ Mark Miller                    6/28/99
                                   ------------------------------------------
                                   Mark Miller / date signed




                                   VALUE CITY DEPARTMENT STORES, INC.



                                   By: /s/ Jay Schottenstein           6/28/99
                                      ----------------------------------------
                                      Jay Schottenstein / date signed

                                   Its:  Chairman and Chief Executive Officer

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